                       THE NARRAGANSETT ELECTRIC COMPANY
                              Statement of Income
                       Twelve Months Ended June 30, 1997
                             (Actual and Pro Forma)
                                  (Unaudited)

                                                       Actual    Adjustments   Pro Forma
                                                      --------   -----------   ---------
                                                                (In Thousands)

Operating revenue                                     $511,190                  $511,190
                                                      --------     --------     --------
Operating expenses:
  Fuel for generation and purchased electric
    energy (principally from New England
    Power Company, an affiliate)                       304,036                   304,036
  Other operation                                       71,669                    71,669
  Maintenance                                           11,802                    11,802
  Depreciation                                          25,245                    25,245
  Taxes, other than federal income taxes                37,950                    37,950
  Federal income taxes                                  14,286     $   (745)      13,541
                                                      --------     --------     --------
    Total operating expenses                           464,988         (745)     464,243
                                                      --------     --------     --------
    Operating income                                    46,202          745       46,947

Other income:
  Other income (expense), net                             (681)                     (681)
                                                      --------     --------     --------
    Operating and other income                          45,521          745       46,266
                                                      --------     --------     --------
Interest:
  Interest on long-term debt                            17,104                    17,104
  Other interest                                         2,193        2,291        4,484
  Allowance for borrowed funds used during
    construction - credit                                 (101)                     (101)
                                                      --------     --------     --------
      Total interest                                    19,196     $  2,291     $ 21,487
                                                      --------     --------     --------
      Net income                                      $ 26,325     $ (1,546)    $ 24,779
                                                      ========     ========     ========



                        Statement of Retained Earnings
                       Twelve Months Ended June 30, 1997
                             (Actual and Pro Forma)
                                  (Unaudited)

                                                       Actual    Adjustments   Pro Forma
                                                      --------   -----------   ---------
                                                                (In Thousands)

Retained earnings at beginning of period              $111,183                  $111,183
Net income                                              26,325     $ (1,546)      24,779
Dividends declared on cumulative
  preferred stock                                       (2,143)       2,143           --
Dividends declared on common stock                     (12,741)                  (12,741)
Premium on redemption of preferred stock                             (1,510)      (1,510)
                                                      --------     --------     --------
Retained earnings at end of period                    $122,624     $   (913)    $121,711
                                                      ========     ========     ========

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                       THE NARRAGANSETT ELECTRIC COMPANY

     The pro forma adjustments to show the estimated effect of the proposed transactions as applied to the foregoing Statement of Income and Statement of Retained Earnings for the twelve months ended June 30, 1997 are as follows:

Increase - Interest on Short-Term Debt                        $2,290,818

To reflect interest on $38,180,300 of short-term debt, calculated at an annual rate of 6.00 percent.

Decrease - Income taxes                                         $745,086

To reflect the income tax effects as a result of the above adjustment, as well as the tax impacts of a $162,000 preferred dividends tax deduction no longer applicable as a result of the pro forma adjustments.

Decrease - Dividends declared on cumulative preferred stock   $2,143,000

To reflect twelve-months effect of the retirement of $36,500,000 of preferred stock

Decrease - Premium on redemption of preferred stock           $1,510,300

To reflect the net loss on retirement of $50,000,000 of preferred stock.